Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Visualant, Inc., of our report dated November 29, 2011 to the consolidated financial statements of Visualant, Inc. as of September 30, 2011 and 2010 , and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2011 . We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Madsen & Associates CPA’s, Inc.
Salt Lake City, Utah

December 6, 2011